FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

This First Amendment to Agreement and Plan of Merger (this “First Amendment”) is made and entered into, effective as of the 28th day of August, 2012, by and between Indiana Community Bancorp, an Indiana corporation having its principal office in Columbus, Indiana (“ICB”), and Old National Bancorp, an Indiana corporation having its principal office in Evansville, Indiana (“ONB”).

Witnesseth:

WHEREAS, ICB and ONB are parties to that certain Agreement and Plan of Merger (the “Agreement”) dated January 24, 2012 (the “Agreement”);

WHEREAS, pursuant to its terms, the Agreement may be terminated and abandoned at any time prior to the Closing Date if the transactions contemplated by the Agreement are not completed on or before August 31, 2012;

WHEREAS, the Agreement provides that the receipt of all necessary Regulatory Approvals and the expiration of all statutory waiting periods in respect thereof is a condition to the obligations of ONB and ICB to consummate the transactions contemplated by the Agreement;

WHEREAS, the parties do not now anticipate the receipt of all of the necessary Regulatory Approvals and expiration of all statutory waiting periods in respect thereof by August 31, 2012; and

WHEREAS, the parties desire to amend the Agreement as herein provided.

NOW THEREFORE, in consideration of the premises, the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1 . Effect of this First Amendment. This First Amendment shall not change, modify, amend or revise the terms, conditions and provisions of the Agreement, which are incorporated herein by reference, except as expressly provided herein and agreed upon by the parties hereto in writing. The parties expressly agree that, except as expressly provided herein, all terms and conditions of the Agreement shall remain and continue in full force and effect in accordance with their terms.

SECTION 2 . Definitions. Terms defined in the Agreement which are used herein shall have the same meaning as set forth in the Agreement unless otherwise defined herein.

SECTION 3 . Amendments to the Agreement. Section 8.01(b)(iii) of the Agreement is hereby amended and replaced in its entirety with the following:

“(iii) if the consummation of the Merger shall not have occurred on or before September 30, 2012 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to any party whose breach of any provision of this Agreement causes the failure of the Merger to occur on or before the Outside Date;”

[Signature Page Follows]

IN WITNESS WHEREOF, ONB and ICB have made and entered into this First Amendment as of the day and year first above written and have caused this First Amendment to be executed and delivered by their duly authorized officers.

OLD NATIONAL BANCORP

By: /s/ Robert G. Jones
Robert G. Jones, President and
Chief Executive Officer

INDIANA COMMUNITY BANCORP

By: /s/ John K. Keach, Jr.
John K. Keach, Jr., President and
Chief Executive Officer